UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 12, 2005

Date of report (Date of earliest event reported)

SEI Investments Company

(Exact name of registrant as specified in its charter)

Pennsylvania	0-10200	23-1707341
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1 Freedom Valley Drive

Oaks, Pennsylvania 19456

(Address of principal executive offices) (Zip Code)

(610) 676-1000

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On Wednesday, December 14, 2005, SEI Investments Company (the Company) issued a press release announcing the Compensation Committee of the Board of Directors of the Company recommended and the Company’s Board of Directors approved the acceleration of vesting of all out-of-the-money unvested options to purchase shares of common stock of the Company with an exercise price greater than $38.55, the closing price of the Company’s common stock on December 14, 2005, held by current employees, executive officers and directors of the Company. Executives are required to sign a lock-up agreement that required them not to sell, transfer or dispose of any shares until such time as those shares would otherwise have been issuable upon exercise of the stock options pursuant to the original vesting terms, subject to certain exceptions. Approximately 4.5 million options with exercise prices ranging between $41.45 and $50.00 will become immediately exercisable. The other terms of the accelerated options remain unchanged. The acceleration of vesting of these out-of-the money options is being undertaken primarily to eliminate any future compensation expense the Company would otherwise recognize in its income statement with respect to these options with the implementation of the Financial Accounting Standard Board (FASB) statement “Share-Based Payment” (FAS 123R) effective for the Company on January 1, 2006. The accelerated vesting is expected to reduce future compensation expense to be recognized in the Company’s income statement by approximately $46.3 million. A copy of the press release is furnished as Exhibit 99.1 and incorporated in this Item 1.01 by reference.

Item 8.01.    Other Events.

On Monday, December 12, 2005, the Company issued a press release announcing that it entered into an agreement with Vermeg Services S.A.R.L. (Vermeg), a Tunisia-based provider of investment processing solutions, to settle a previously disclosed lawsuit between the two companies. As part of the settlement and mutual release agreement, the Company has made a one-time payment, which it will expense in the fourth quarter 2005, to Vermeg in the amount of $4.25 million. The payment is for services previously rendered to the Company and for a perpetual pre-paid license to use certain Vermeg technology involved in the processing of corporate actions by the Company’s portfolio accounting system. The lawsuit arose out of a dispute, earlier this year, regarding a Software License Agreement with Vermeg. A copy of the press release is furnished as Exhibit 99.3 and incorporated in this Item 8.01 by reference.

Also, on Wednesday, December 14, 2005, the Company announced in the press release related to Item 1.01 the declaration of a dividend of $.11 (eleven cents) per share. The cash dividend will be payable to shareholders of record on January 3, 2006, with a payment date of January 20, 2006. A copy of the press release is furnished as Exhibit 99.1 and incorporated in this Item 8.01 by reference.

On Wednesday, December 14, 2005, the Company issued a press release announcing changes in the leadership of two of its major business segments. Wayne M. Withrow moves from head of the Company’s Money Managers segment to the same post in the Investment Advisors segment. Mr. Withrow is an executive vice president for SEI and is also a member of the company’s corporate executive committee. Carl A. Guarino, former head of the Investment Advisors segment, will work on the continued development of the company’s Wealth Network franchise solution until he leaves the company in the second quarter of 2006 to pursue other entrepreneurial opportunities. Prior to leading the Money Managers business segment, Mr. Withrow was Senior Vice President and Managing Director responsible for SEI’s Trust 3000® product line. He has held other key positions at SEI including Chief Information Officer, responsible for corporate technology strategy and implementation. He joined SEI in 1990 as a Vice President in its legal department. Replacing Mr. Withrow as head of the Money Managers segment will be Stephen Meyer, the segment’s Managing Director since 2000. Mr. Meyer has headed Investment Manager Services in the Money Managers business unit for the past five years. Prior to that, he was head of Global Fund Services before heading up the company’s Alternative Investment Managers business from 1998 to 2000. A copy of the press release is furnished as Exhibit 99.2 and incorporated in this Item 8.01 by reference.

Item 9.01.    Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release of SEI Investments Company dated December 14, 2005 related to the acceleration of vesting of all out-of-the-money unvested options to purchase shares of common stock of the Company and a cash dividend payable to shareholders.

99.2	Press Release of SEI Investments Company dated December 14, 2005 related to changes in the leadership of two of its major business segments.

99.3	Press Release of SEI Investments Company dated December 12, 2005 related to an agreement with Vermeg Services S.A.R.L.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEI Investments Company

Date: December 15, 2005	By:	/s/ Dennis J. McGonigle
Dennis J. McGonigle Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of SEI Investments Company dated December 14, 2005 related to the acceleration of vesting of all out-of-the-money unvested options to purchase shares of common stock of the Company and a cash dividend payable to shareholders.

99.2	Press Release of SEI Investments Company dated December 14, 2005 related to changes in the leadership of two of its major business segments.

99.3	Press Release of SEI Investments Company dated December 12, 2005 related to an agreement with Vermeg Services S.A.R.L.

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